EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-131604 and 333-129004 on Form S-3 and 333-100398, 333-70440, 333-45856, 333-45852, 333-66239, 333-15957, 33-92966, 33-80588, 33-50198, and 333-15961 on Form S-8) of our report dated April 24, 2008, relating to the consolidated financial statements and consolidated financial statement schedules of Retail Ventures, Inc., and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the presentation of the Company’s Value City segment as a discontinued operation), appearing in the Annual Report on Form 10-K of the Company for the year ended February 2, 2008.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
April 24, 2008